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United Technologies Corporation

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United Technologies Corporation 1 Financial Plaza Hartford, CT 06103

February 25, 2005

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

I am pleased to invite the shareowners of United Technologies Corporation to attend the 2005 Annual Meeting of Shareowners to be held on April 13, 2005 in the Celeste Bartos Forum of The New York Public Library, Fifth Avenue & 42nd Street, New York, New York. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m. The meeting will address the following matters:

1.	Election of eleven directors.

2.	Appointment of a firm of independent registered public accountants to serve as Independent Auditors.

3.	Approval of United Technologies Corporation 2005 Long Term Incentive Plan.

4.	Shareowner proposals described in the accompanying Proxy Statement.

5.	Other business if properly raised.

Shareowners of record of UTC Common Stock at the close of business on February 15, 2005, the record date for the meeting, and their authorized representatives by proxy will be entitled to attend and vote at the meeting.

Since seating is limited, we ask that shareowners request a ticket in advance to attend. Please refer to page 2 of the attached Proxy Statement for further information concerning tickets.

EACH VOTE IS VERY IMPORTANT. SHAREOWNERS ARE REQUESTED TO PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available.

George David

Chairman and Chief Executive Officer

REQUEST ELECTRONIC DELIVERY OF ANNUAL MEETING DOCUMENTS.

Shareowners may elect to receive future distribution of proxy documents and annual reports by electronic access. To take advantage of this cost-saving service please see page 26 of the attached Proxy Statement for further information.

PROXY STATEMENT

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

EACH SHAREOWNER’S VOTE IS VERY IMPORTANT. Whether or not shareowners plan to attend the Annual Meeting, all shareowners are requested to submit a proxy or voting instructions as soon as possible so that all shares can be voted at the meeting in accordance with the instructions of shareowners.

The Board of Directors is soliciting proxies for the 2005 Annual Meeting of Shareowners of United Technologies Corporation (“UTC”) to be held on April 13, 2005. This Proxy Statement is being made available to shareowners on or about February 25, 2005.

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

How does the Board of Directors recommend shareowners vote on the matters to be addressed?

The Board recommends a vote:

FOR each of its nominees for election as directors,

FOR the appointment of PricewaterhouseCoopers LLP as Independent Auditors,

FOR approval of the 2005 Long Term Incentive Plan, and

AGAINST each of the shareowner proposals described on pages 22 through 25.

Who is entitled to vote? Shareowners of record of UTC Common Stock (“Common Stock”) at the close of business on February 15, 2005, the record date, and their authorized proxies are entitled to vote. A registered shareowner is a person or entity who held shares on that date registered in its name on the records of EquiServe Trust Company, N.A. (“EquiServe”), UTC’s stock transfer agent. Persons or entities who held shares on the record date through a broker, bank or other nominee (including any shares held through a UTC employee savings plan) are considered beneficial owners and generally are entitled to provide voting instructions to the registered holder. A list of registered shareowners entitled to vote will be available at UTC’s offices, 1 Financial Plaza, Hartford, CT for 10 days prior to the meeting and at the meeting location during the meeting.

How can shareowners vote? We send proxy cards and offer electronic voting to all registered shareowners to enable them to direct the voting of their shares. Those registered shareowners who previously have elected to receive electronic access to their proxy materials (rather than receiving mailed copies) and many active employees who participate in UTC employee savings plans will receive e-mail notification as to how to submit proxies or voting instructions. Brokers, banks and nominees typically offer telephonic or electronic means by which beneficial owners can submit voting instructions, in addition to the traditional mailed voting instruction cards. Shareowners who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any registered shareowner, savings plan participant or holder of a legal proxy who wishes to vote in person at the Annual Meeting.

Can shareowners vote by telephone or via the Internet? Registered shareowners and participants in a UTC employee savings plan in the United States or Canada may submit proxies or voting instructions by telephone by dialing 1-877-PRX-VOTE or 1-877-779-8683, having a copy of the proxy card available for reference (or the e-mail message they receive with instructions on how to vote) and following the voice prompts. Registered shareowners and UTC savings plan participants may also submit proxies or voting instructions via the Internet by accessing the following website: www.eproxyvote.com/utx, having a copy of the proxy card available for reference (or the e-mail message they receive with instructions on how to vote) and marking the appropriate boxes. Please note that the facilities for telephone and Internet voting cannot accommodate cumulative voting for the election of directors, and therefore shareowners who wish to exercise cumulative voting rights can do so only by submitting a written proxy or voting instructions. Beneficial owners of shares held through a broker, bank or nominee may submit voting instructions by telephone or via the Internet if the firm holding shares for their account offers any of these voting methods. Beneficial shareowners should refer to the instructions on how to vote provided by that firm.

How are shares held by the UTC employee savings plans voted? Participants in the UTC Employee Savings Plan may direct the voting of Common Stock by the savings plan trustee by returning a voting instruction card or by providing voting instructions by telephone or via the Internet. If participants do not provide voting instructions or if the instructions are incomplete or unclear, the trustee will vote the uninstructed shares with the plurality of shares for which voting instructions have been received. The trustee will also vote unallocated Common Stock in the Savings Plan with the plurality of instructed shares.

How will the proxy holders vote shares? The proxy holders designated on the proxy card will vote according to the instructions shareowners submit on proxy cards, by telephone or via the Internet. If shareowners sign and return proxy cards but do not indicate voting instructions on one or more of the matters listed, the proxy holders will vote the uninstructed shares for the Board’s nominees for election as a director, for the appointment of PricewaterhouseCoopers LLP, for approval of the 2005 Long Term Incentive Plan, and against each of the shareowner proposals.

Who can attend the Annual Meeting and how can shareowners request tickets? All shareowners of record on February 15, 2005 or their authorized proxies may attend. Since seating is limited, we ask that shareowners request tickets in advance to attend. Holders of shares registered in their name on the records of EquiServe and UTC savings plan participants can request tickets by sending an e-mail request to the Corporate Secretary at corpsec@corphq.utc.com or by returning the Reservation Card provided with the mailed annual meeting materials. Persons who forget to bring a ticket will be admitted to the meeting only if they bring proof that they were a shareowner of record or UTC savings plan participant as of February 15, 2005 and proof of identification. Persons holding shares through a broker, bank or nominee may request a ticket by writing to the Corporate Secretary and including a copy of a brokerage account statement or a legal proxy from the broker, bank or nominee, in either case evidencing their ownership of shares as of the record date.

PROPOSAL 1: ELECTION OF DIRECTORS

General Information Concerning the Board of Directors. The entire Board is elected annually by the shareowners. The Board has selected eleven nominees based upon the recommendation of its Committee on Nominations and Governance, which evaluates candidates based upon their ability, integrity and experience. Each nominee is currently a director and was elected at the 2004 Annual Meeting.

The Board has adopted the independence standards for directors set forth in Appendix A to this Proxy Statement. These standards conform to the requirements of the New York Stock Exchange (“NYSE”). Based on UTC’s independence standards, the Board has affirmatively determined that each of the nominees is independent, other than Mr. David. If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Ms. Bernard is not standing for re-election. The Board expresses its appreciation to Ms. Bernard for her dedicated service as a member of UTC’s Board of Directors.

Nominees. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR EACH OF THE FOLLOWING NOMINEES:

GEORGE DAVID, Chairman and Chief Executive Officer, United Technologies Corporation. Mr. David was elected Chief Executive Officer in 1994 and Chairman in 1997. He has also served as UTC’s President since January 2002, and previously held that position from 1992 to 1999. Mr. David is a member of the Board of Directors of Citigroup Inc. and the Board of Trustees of The Carnegie Hall Corporation, Inc. He is also a board member of the National Academy Foundation and a member of The Business Council and The Business Roundtable. Mr. David was awarded the Order of Friendship from the Russian Federation in 1999 and in May 2002 France named him to its Legion of Honor. Mr. David is 62 and has been a UTC director since 1992.

JEAN-PIERRE GARNIER, Ph.D., has served as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc (pharmaceuticals) since 2000. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. He served as Chairman, Pharmaceuticals, SmithKline Beecham from 1994 to 1995. Dr. Garnier is a director of the Eisenhower Exchange Fellowships. Dr. Garnier is 57 and has been a UTC director since 1997.

JAMIE S. GORELICK is a partner at the international law firm, Wilmer Cutler Pickering Hale and Dorr LLP, having joined the firm in 2003. Ms. Gorelick represents companies on regulatory, compliance, governance and enforcement issues. She has held numerous positions in the U.S. Government, serving as Deputy Attorney General of the United States, as General Counsel of the Department of Defense, as Assistant to the Secretary of Energy, and most recently as a member of the bipartisan National Commission on Terrorist Threats Upon the United States. She also served as Vice Chair of Fannie Mae from 1997 to 2003. She is currently a member of the boards of Schlumberger, Ltd., the John D. and Catherine T. MacArthur Foundation, the Carnegie Endowment for International Peace, the Washington Legal Clinic for the Homeless, and Legal Affairs. She is a member of the Council on Foreign Relations. Ms. Gorelick is 54 and has been a UTC director since 2000.

CHARLES R. LEE served as the Non-Executive Chairman of the Board of Directors of Verizon Communications (telecommunications) from April 2002 until his retirement in December 2003. He was Chairman and Co-Chief Executive Officer of Verizon Communications from June 2000 to March 2002. Prior to the merger of GTE Corporation and Bell Atlantic Corporation to form Verizon Communications, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is a director of United States Steel Corporation, Marathon Oil Corporation, The Procter & Gamble Company and The DIRECTV Group, Inc. Mr. Lee is also a member of the Board of the American Institute for Research (AIR) and is a Trustee Emeritus and Presidential Councilor of Cornell University. In addition, he serves on the Board of Overseers for the Weill Cornell Medical Center and is a member of The Business Council. Mr. Lee is 65 and has been a UTC director since 1994.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of Wells Fargo and Company, Unocal Corporation, Nortel Networks Corporation, Nortel Networks Limited and HealthTrio Inc., a privately held provider of software for the healthcare industry. In addition, he is Honorary Chairman of the International Chamber of Commerce, Vice Chairman of the United States Council for International Business, a trustee of the Denver Art Museum, Vice President of the Denver Art Museum Foundation and Director Emeritus of Creighton University. Mr. McCormick is 64 and has been a UTC director since 1999.

HAROLD W. MCGRAW III has been Chairman of the Board of the McGraw-Hill Companies (global information services) since 2000 and President and Chief Executive Officer of McGraw-Hill since 1998. Mr. McGraw was President and Chief Operating Officer of McGraw Hill from 1993 to 1998. He is Chairman of both the Emergency Committee for American Trade and The Business Roundtable’s International Trade and Investment Task Force, and is a member of The Business Council. He also served on President George W. Bush’s Transition Advisory Committee on Trade. He is a member of the Carnegie Hall Board of Trustees and co-chairs Carnegie Hall’s Corporate Fund. He is Chairman of the National Council on Economic Education as well as The National Actors Theatre. He is also on the boards of The New York Public Library and the National Academy Foundation. Mr. McGraw is 56 and has been a UTC director since December 2003.

FRANK P. POPOFF has served as Chairman of Chemical Financial Corp. (banking and financial services) since May 2004. He is the Retired Chairman and Chief Executive Officer of The Dow Chemical Company, Midland, Michigan. Mr. Popoff served as Chairman of The Dow Chemical Company from 1992 to 2000 and as its Chief Executive Officer from 1987 to 1995. Mr. Popoff is also a director of American Express Company, Qwest Communications International Inc., and Shin-Etsu Chemical Co. Ltd. He is a past chairman of the Chemical Manufacturers Association and a founder of The Business Council for Sustainable Development. He is also a member of the American Chemical Society and Director Emeritus of The Dow Chemical Company and the Indiana University Foundation. Mr. Popoff is 69 and has been a UTC director since 1996.

H. PATRICK SWYGERT has served as President of Howard University since 1995. Mr. Swygert served as President of the University at Albany, State University of New York from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the Boards of Fannie Mae and Hartford Financial Services Group Inc. Mr. Swygert is Chairman of the Historically Black Colleges and Universities Capital Financing Program Advisory Board of the U.S. Department of Education, and a member of the Brown v. Board of Education U.S. Commemoration Commission, the U.S. National Commission for United Nations Educational, Scientific and Cultural Organization (UNESCO), the Commission on Presidential Debates, The Eisenhower Fellowships, and the National Security Agency Advisory Board. Mr. Swygert is 61 and has been a UTC director since 2001.

ANDRÉ VILLENEUVE has been the Non-Executive Chairman of Euronext.LIFFE, the London futures and derivatives exchange, since August 2003. He served as an executive director of Reuters from 1989 to 2000. He was Chairman of Instinet Corporation, an electronic brokerage subsidiary of Reuters from 1990 to 1999, and Executive Chairman from 1999 to 2002. He was Chairman of Promethee, the French think tank, from 1998 to 2002. He is currently a non-executive director of Aviva PLC (formerly Commercial Union, then CGU), IFRI (Institut Francais de Relations Internationales) and EuroArbitrage. Mr. Villeneuve is 60 and has been a UTC director since 1997.

HAROLD A. WAGNER has served as Chairman (non-executive) of Agere Systems Inc. (communications components) since 2001. He served as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. from 1992 to 2000 and as its Chairman, President and Chief Executive Officer from 1992 to 1998. He is a director of CIGNA Corporation, PACCAR Inc., and Maersk, Inc. He also serves on the Business Advisory Council of A. P. Moller, Inc., the Board of Trustees of Lehigh University, the Board and Executive Committee of the Eisenhower Exchange Fellowships, and is Chairman of the Board of the Dorothy Rider Pool Healthcare Trust. He is a member of The Business Roundtable. Mr. Wagner is 69 and has been a UTC director since 1994.

CHRISTINE TODD WHITMAN served as Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003. She was Governor of the State of New Jersey from 1994 through 2001. She has served as President of The Whitman Strategy Group (environment and public policy consulting) since December 2004. She is a director of Texas Instruments Incorporated, S.C. Johnson & Son, Inc. and the Millennium Challenge Corporation. In addition, she is Co-Chairman of the National Smart Growth Council, and serves on the Steering Committee of The Cancer Institute of New Jersey; the Leadership Council of the Republican Pro-Choice Coalition; the Governing Board of the Oquirrh Institute, and is a member of the board of the New America Foundation. She is also a member of the newly formed Center for Civic Engagement and Volunteerism Advisory Board at Raritan Valley Community College. Ms. Whitman is 58 and has been a UTC director since December 2003.

Committees of the Board. The standing committees of the Board consist of the Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development, the Finance Committee and the Public Issues Review Committee. Each committee other than the Finance Committee is composed solely of directors determined by the Board to be independent in accordance with NYSE standards.

The Audit Committee assists the Board in its oversight of the integrity of UTC’s financial statements and the qualifications and independence of the independent auditors. The Committee also nominates an accounting firm to serve as Independent Auditors and is responsible for the compensation, retention and oversight of the Independent Auditors. Directors Gorelick, McCormick, Popoff (Chairman), Swygert, Villeneuve and Wagner are members of the Committee. The Board has determined that Directors McCormick, Popoff, Villeneuve and Wagner are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission (“SEC”) and that all Committee members are independent in accordance with NYSE standards. During 2004, the Committee held eight meetings.

The Committee on Nominations and Governance recommends criteria for service as a director, reviews candidates and recommends appropriate governance practices and compensation for directors. Directors Bernard, Garnier, Lee, McCormick (Chairman), Swygert, and Wagner are members of the Committee. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; extensive knowledge, experience and judgment; the highest integrity; loyalty to the interests of UTC and its shareowners; a willingness to devote the extensive time necessary to fulfill a director’s duties; the ability to contribute to the diversity of perspectives present in board deliberations; and an appreciation of the role of the corporation in society. The Committee considers candidates meeting these criteria who are suggested by directors, management and shareowners. From time to time, the Committee recommends highly qualified candidates who are considered to enhance the strength, independence and effectiveness of the Board. UTC also pays fees to one or more search firms to assist in the identification and evaluation of qualified candidates. The Committee will consider director candidates recommended by shareowners, who may submit recommendations by letter addressed to the Corporate Secretary. During 2004, the Committee held four meetings.

The Committee on Compensation and Executive Development is responsible for executive compensation and development programs, including corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, approval of the CEO’s compensation based on an evaluation of performance in light of these goals and objectives, review of long term incentive plans and annual incentive compensation and review of compensation actions affecting other executive officers. The Committee also reviews management development policies and programs. Directors Garnier, Lee, McCormick, Popoff and Wagner (Chairman) are members of the Committee. During 2004, the Committee held eight meetings.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of UTC and major financial strategies and transactions. Directors David, Gorelick, Lee (Chairman), McGraw, Popoff, Villeneuve and Whitman are members of the Committee. During 2004, the Committee held five meetings.

The Public Issues Review Committee reviews UTC’s contributions program, political action committees, and responses to public issues such as equal employment opportunity, the environment, and safety in the workplace. Directors Bernard, Garnier (Chairman), Gorelick, McGraw, Swygert, Villeneuve and Whitman are members of the Committee. During 2004, the Committee held four meetings.

Attendance. The Board met eight times during 2004 with an average attendance of 94%. Each director attended 75% or more of the aggregate number of meetings of the Board and Committees on which he or she served. The non-management directors meet in regularly scheduled executive sessions and have selected Mr. Wagner to serve as Presiding Director at executive sessions. The Board’s policy is that directors standing for reelection should attend the annual meeting of shareowners if their schedules permit. Of the current directors, all but two attended the last annual meeting in April 2004.

Corporate Governance Guidelines. UTC’s Corporate Governance Guidelines, the charter for each Board Committee and UTC’s Code of Ethics are available on UTC’s website: www.utc.com. UTC’s Governance Guidelines require that a substantial majority of the Board be independent in accordance with NYSE standards. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners may send communications to the Board, the Chairman, the Presiding Director or one or more non-management directors by using the contact information provided on UTC’s website under the headings “Governance”, “Contact UTC’s Board”. Shareowners also may send communications by letter addressed to the Corporate Secretary at UTC, 1 Financial Plaza, Hartford, CT 06103 or by contacting the Business Practices Office at 860-728-6485. These communications will be received and reviewed by UTC’s Business Practices Office. The receipt of concerns about UTC accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees can raise questions or concerns confidentially or anonymously using UTC’s Ombuds/Dialog program.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners. The following table shows, as of February 1, 2005, the shares of Common Stock beneficially owned (including rights to acquire beneficial ownership of shares upon the exercise of stock options then exercisable and that would become exercisable within 60 days) by each director and nominee, the five “Named Executive Officers” in the Summary Compensation Table on page 10 and all directors and executive officers as a group. Each director, nominee and executive officer beneficially owned less than 1% of the outstanding Common Stock. The directors and executive officers as a group beneficially owned approximately 1.6% of the Common Stock. As of December 31, 2004, based on filings with the SEC, UTC was not aware of any beneficial owner of more than five percent of the outstanding shares of Common Stock. While State Street Bank and Trust Company, as trustee, holds all of the Common Stock beneficially owned by employees participating in UTC’s Employee Stock Ownership Plan, State Street Bank and Trust Company disclaims beneficial ownership of those shares.

Name	Shares(1)
Betsy J. Bernard	0	(2)(4)
George David	3,613,033
Jean-Pierre Garnier	23,050	(3)(4)
Jamie S. Gorelick	14,400	(3)(4)
Charles R. Lee	38,830	(3)(4)(5)
Richard D. McCormick	25,250	(3)(4)(5)
Harold McGraw III	0	(2)(4)
Frank P. Popoff	21,350	(3)(4)(5)
H. Patrick Swygert	500	(3)(4)(5)
André Villeneuve	20,100	(3)(4)
H. A. Wagner	33,342	(3)(4)(5)
Christine T. Whitman	0	(2)(4)
Ari Bousbib	598,431
William Bucknall	454,935
Louis Chênevert	631,717
Geraud Darnis	384,212
Directors & Executive Officers as a Group (31 in total)	8,065,646

(1)	Included in the number of shares beneficially owned by Messrs. David, Bousbib, Bucknall, Chênevert and Darnis and all directors and executive officers as a group are 2,775,000; 574,000; 358,000; 606,000; 361,000 and 6,776,960 shares, respectively, which such persons had the right to acquire within 60 days pursuant to the exercise of employee stock options; 784,683; 22,349; 60,525; 23,268; 17,998 and 1,059,183 shares, respectively, as to which such persons had sole voting and investment power; and 53,350; 2,082; 36,410; 2,449; 5,214 and 229,503 shares, respectively, as to which such persons had sole voting but no investment power.

(2)	Ms. Bernard, Messrs. McGraw and Swygert and Mrs. Whitman also held 1,310; 1,150; 2,654 and 1,150 non-voting restricted stock units acquired under the Nonemployee Directors’ Restricted Stock Unit Plan.

(3)	Includes the following number of shares of restricted Common Stock for which each of the following directors had sole voting power:

Jean-Pierre Garnier	3,200	Frank P. Popoff	4,000
Jamie S. Gorelick	2,000	André Villeneuve	2,400
Charles R. Lee	4,000	H. A. Wagner	4,000
Richard D. McCormick	1,600

(4)	The nonemployee directors also held the following amounts of vested, non-voting deferred stock units acquired under the Directors Deferred Stock Unit Plan. Each unit is valued by reference to one share of Common Stock.

Betsy J. Bernard	2,538	Frank P. Popoff	15,460
Jean-Pierre Garnier	13,324	H. Patrick Swygert	5,329
Jamie S. Gorelick	4,637	André Villeneuve	11,135
Charles R. Lee	14,686	H. A. Wagner	14,306
Richard D. McCormick	10,613	Christine T. Whitman	1,918
Harold W. McGraw III	3,753

(5)	Ms. Gorelick and Messrs. Lee, McCormick, Popoff, Swygert and Wagner had sole voting and investment power with respect to the balance of their holdings of Common Stock.

Performance Graph

The following graph presents the cumulative total shareowner return for the five years ending December 31, 2004 for UTC’s Common Stock, as compared to the Standard & Poor’s 500 Stock Index and to the Dow Jones 30 Industrial Average. UTC’s Common Stock price is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and that the starting value of each index and the investment in Common Stock was $100.00 on December 31, 1999.

	Dec99	Dec00	Dec01	Dec02	Dec03	Dec04
UNITED TECHNOLOGIES CORP	100	122.62	102.07	99.29	154.30	170.85
S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03
DOW JONES INDUSTRIALS	100	95.34	90.18	76.65	98.34	103.00

Report of the Committee on Compensation and Executive Development

The Committee on Compensation and Executive Development (the “Committee”) is responsible for UTC’s executive compensation program. The principal purposes of the program are the recruitment and retention of leaders and the alignment of management and shareowner interests. The program emphasizes long term, at risk and variable compensation. Key components of the program include base salary, bonus, stock options, dividend equivalents, and other elements set forth on the Summary Compensation Table on page 10. To reinforce management/shareowner alignment, the Committee has adopted share ownership guidelines for UTC’s most senior management group. Performance based compensation from bonuses, stock options and dividend equivalents is not subject to the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

The Committee utilizes compensation data from a group of 25 peer companies (the “Compensation Peer Group”) to establish market norms for the program. The Committee has also retained an independent outside consultant to provide additional benchmark data and counsel to assist in the decision making process. The Committee targets base salary and incentive compensation for UTC executives at approximately the median of the Compensation Peer Group. The potential value of long term incentive awards is targeted at the median for the program overall and within the quartile above the median for senior executives. Actual values vary with individual and corporate performance.

Annual bonuses are determined by financial objectives and assessments of individual performance. The Corporate Office 2004 objectives were earnings per share growth and free cash flow as a percentage of net income. Business unit objectives were growth in operating income and free cash flow as a percentage of net income. Success against these objectives and overall assessed performance determine the bonus pool amounts that are established separately for the Corporate Office and each business unit. The Committee determines individual award amounts for UTC’s most senior executives. Bonuses for the five Named Executive Officers collectively may not exceed 0.75% of UTC’s adjusted net income, with no more than 30% of this amount available to the CEO and a maximum of 17.5% to each of the other four Named Executive Officers.

2004 long term incentive awards consisted of stock options and performance based dividend equivalents (“DEs”) under the Continuous Improvement Incentive Program (“CIIP”) under the Long Term Incentive Plan. Targeted values of awards are allocated between stock options and dividend equivalents. Stock options have a term of ten years, are priced at market on the date of grant, and vest after three years or at retirement. DEs are granted along with stock options and vest subject to achievement of three year cumulative CIIP financial performance targets. A vested DE is the right to receive a payment equal to the Common Stock dividend. DE payments, if earned, commence following the three year performance measurement period and continue for up to seven years or until the associated option is exercised. This combination of stock options with value directly linked to share price appreciation, and performance based DEs linked to CIIP targets, creates a long term incentive program of at risk compensation correlated with the creation of shareowner value, consistent with the Committee’s fundamental objective of aligning management and shareowner interests.

Compensation actions affecting the CEO are based on measured performance and the Committee’s overall assessment of corporate and individual performance. Relationships to Compensation Peer Group data are also considered. Mr. David’s bonus for 2004 of $3.5 million was based on earnings per share and free cash flow and the Committee’s positive overall assessment of his and UTC’s performance for the year, as discussed below. The combination of base salary and bonus placed Mr. David in the quartile above the median of the Compensation Peer Group. Mr. David was granted 270,000 stock options and associated DEs in 2004. Under Mr. David’s leadership, total return to UTC’s shareowners, as detailed below, has been exemplary. In recognition of this success and his value to the Corporation, the Committee awarded Mr. David an additional grant of 500,000 stock options in February of this year.

UTC again delivered strong financial performance in 2004. Diluted earnings per share increased 18% from $4.69 to $5.52 and have increased at an annual rate of 13% over the past 5 years. This 13% earnings growth rate ranks first in UTC’s established population of 12 peer companies used for financial comparisons and is notable for the more adverse economic conditions in which it has been achieved. Cash flow from operations increased 29% to $3.7 billion. After $795 million of capital expenditures but before $906 million of voluntary pension contributions globally, cash flow from operations was equal to 128% of net income. Revenues increased 21% to $37.4 billion, with 8% of that growth organic to UTC’s existing businesses. The debt-to-capital ratio declined from 31% to 29%. UTC completed $1.3 billion in acquisitions, including the Linde commercial refrigeration business. Linde is the market leader in Europe and significantly enhances the geographical balance and overall market position of Carrier’s commercial refrigeration business. UTC repurchased $992 million of its shares in 2004.

UTC’s Total Shareowner Return (“TSR”) for 2004 was 11%, compared with 5% for the Dow and 11% for the S&P 500. UTC’s ten year compound TSR through 2004 is 672%, compared with 243% for the Dow and 212% for the S&P 500.

The Committee attributes UTC’s sustained performance at high levels to continuous process improvement, a balanced portfolio of businesses, successful product development, and acquisitions building on UTC’s established and market leading businesses. Process improvement at UTC is managed under ACE (Achieving Competitive Excellence). Results are readily seen in a tripling of Carrier’s air conditioning shipments since 1992, on a workforce only 11% larger. Otis’ new equipment orders have tripled and units maintained doubled over the same time, on a workforce only 21% larger. UTC’s segment operating income margin overall has expanded from 5% a dozen years ago to 14% currently. UTC has enhanced balance in its portfolio of business over the last decade notably with profit dependence on aerospace decreased from 49% to 44%.

Product developments in 2004 included the production launch of the all new Sikorsky S-92 helicopter. First flights of the Eclipse 500 and Cessna Mustang, both powered by Pratt & Whitney’s new PW600, occurred in 2004 and signal a new generation of ultra light jets and potentially widely available air taxi service. Hamilton Sundstrand was awarded eight systems on the Boeing 787 Dreamliner, accounting for 90% of Hamilton Sundstrand’s total bid package by value. Carrier led its industry in adopting the 13 SEER Federal efficiency standard. Effective a year from now, all Carrier residential air conditioners shipped in the United States will be 30% more energy efficient than the prior Federal standard.

Mr. David has been UTC’s President or Chief Executive Officer since 1992 and has been responsible for the initiatives cited here. Since 1992, UTC’s Total Shareholder Return has been 975% compared to 321% for the Dow Jones Industrials and 248% for the S&P 500.

Mr. David’s leadership skills and accomplishments were profiled positively in a BusinessWeek Magazine cover story in 2004 (“The Unsung CEO”). Separately, the Magazine picked him as one of the best managers of the year as a “repeat performer”.

UTC’s results in 2004 and implementation of its strategies over a longer period evidence management’s capabilities. The Committee believes that its compensation program has effectively aligned management and shareowner interests and, as intended, has delivered exceptional value as measured by results.

Committee on Compensation and Executive Development

H. A. Wagner, Chairman	Charles R. Lee
Jean-Pierre Garnier	Richard D. McCormick
Frank P. Popoff

Compensation of Named Executive Officers

The following tables summarize the compensation earned by the CEO and the other four most highly compensated executive officers, as determined based on combined salary and bonus, for services performed in all capacities during the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)
George David Chairman and Chief Executive Officer	2004 2003 2002	$1,200,000 $1,200,000 $1,200,000	$3,500,000 $2,800,000 $2,400,000	$310,004 $225,837 $214,352	$0 $0 $0	270,000 325,000 350,000	$79,956 $74,909 $70,403

Louis Chênevert President, Pratt & Whitney	2004 2003 2002	$547,917 $525,000 $500,000	$700,000 $325,000 $525,000	$59,608 $62,077 $56,212	$0 $0 $0	70,000 85,000 85,000	$37,910 $37,730 $37,730

Ari Bousbib President, Otis Elevator	2004 2003 2002	$543,750 $475,000 $430,000	$675,000 $650,000 $575,000	$60,478 $54,212 $49,544	$0 $0 $750,000	70,000 80,000 70,000	$31,605 $31,425 $31,425

Geraud Darnis President, Carrier Corporation	2004 2003 2002	$519,167 $455,000 $393,846	$600,000 $500,000 $425,000	$72,347 $92,792 $87,261	$0 $0 $750,000	70,000 80,000 70,000	$39,971 $34,710 $31,912

William Bucknall Senior Vice President, Human Resources & Organization	2004 2003 2002	$495,000 $478,333 $475,000	$600,000 $370,000 $400,000	$56,556 $55,927 $56,294	$0 $0 $3,000,000	45,000 60,000 55,000	$37,130 $36,950 $36,950

(1)	Incentive compensation shown in the Bonus column for the Named Executive Officers was paid under the Annual Incentive Compensation Plan, which is discussed in the Report of the Committee on Compensation and Executive Development on page 8.

(2)	The amounts shown in this column for 2004 include: $171,292 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $120,631, $46,327, $47,210, $39,106 and $38,713, respectively; leased vehicle payments for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $18,082, $5,564, $12,044, $21,105 and $17,843, respectively. The amounts shown for 2003 include: $86,479 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $123,699, $45,067, $38,960, $32,780 and $39,982, respectively; and leased vehicle payments for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $15,659, $6,792, $13,177, $18,054 and $15,945, respectively. The amounts shown for 2002 include: $160,049 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Chênevert Bousbib, Darnis and Bucknall of $46,466, $40,744, $34,042, $28,103 and $39,582, respectively; and leased vehicle payments for each of Messrs. David, Chênevert, Bousbib, Darnis and Bucknall of $7,837, $6,199, $13,832, $15,529 and $15,877, respectively; and a payment of $32,469 associated with Mr. Darnis’ 2001 transfer from an overseas assignment.

(3)	On December 31, 2004, the officers listed held the following amounts of non-vested restricted shares: Mr. Bousbib, 10,000 shares valued at $1,033,500; and Mr. Bucknall, 20,000 shares valued at $2,067,000. These values reflect the closing price of Common Stock on December 31, 2004 multiplied by the number of restricted shares held. Dividends generally are paid quarterly on all shares of restricted stock. The 2002 restricted stock awards shown reflect the closing price of Common Stock on the date of grant, and consist of grants of 10,000 shares to each of Messrs. Bousbib and Darnis and 40,000 shares to Mr. Bucknall. These awards are subject to time based vesting. For each of Messrs. Bousbib and Darnis, 10,000 shares vested on April 10, 2004. For Mr. Bucknall 20,000 shares vested on April 10, 2004 and 20,000 will vest, subject to his continued employment, on April 10, 2006.

(4)	For 2004, this category consisted of employer matching contributions in the Employee Savings Plan of $7,380 each for Messrs. David, Chênevert, Bousbib, Darnis and Bucknall, and life insurance premium payments by UTC of $72,576, $30,530, $24,225, $32,591 and $29,750, respectively, for Messrs. David, Chênevert, Bousbib, Darnis and Bucknall.

Option Grants in Last Fiscal Year

	Individual Grants (1)
Name	Number of Shares Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
G. David	270,000	(3)	3.2%	$93.52	1/8/2014	$8,266,968
L. Chênevert	70,000	(3)	0.8%	$93.52	1/8/2014	$2,143,288
A. Bousbib	70,000	(3)	0.8%	$93.52	1/8/2014	$2,143,288
G. Darnis	70,000	(3)	0.8%	$93.52	1/8/2014	$2,143,288
W. Bucknall	45,000	(3)	0.5%	$93.52	1/8/2014	$1,377,828

(1)	Under certain circumstances, including a change of control of UTC, the Board of Directors, under the terms of the Long Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof, or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of Common Stock on the date of grant.

(2)	The estimated values listed in this column are based on the Black-Scholes option pricing model and a number of variables. The following assumptions were used in determining the estimated value of the grants: risk free interest rate of 3.10%, stock price volatility of 38%, dividend yield of 1.5% and option holding period of 5 years. The estimated values are not intended as a forecast of future appreciation in the price of the Common Stock. If the Common Stock does not increase in value above the exercise price of the stock options, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

(3)	These stock options were granted on January 9, 2004, and will vest and become exercisable on January 9, 2007. These stock options include an equal number of Dividend Equivalents (“DEs”), which upon vesting will entitle the holder of the options to receive, whenever a dividend is paid on the Common Stock, a cash payment equal to the number of shares issuable on exercise of the option multiplied by the per-share amount of the dividend. The DEs will vest only if specified performance goals established at the time of the grant of DEs, measured over a three-year performance period, are satisfied.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised in-the-Money Options at Fiscal Year-End ($)(1)
Name			Exercisable (2)	Unexercisable	Exercisable	Unexercisable
G. David	1,100,000	$83,621,610	2,425,000	945,000	$126,342,500	$29,288,100
L. Chênevert	14,000	$880,040	521,000	240,000	$18,236,100	$7,398,850
A. Bousbib	10,000	$622,750	504,000	220,000	$18,778,650	$6,614,000
G. Darnis	30,000	$1,820,475	315,000	220,000	$10,450,000	$6,614,000
W. Bucknall	48,000	$3,879,778	303,000	160,000	$16,527,800	$4,984,300

(1)	The value reported is based either on the closing price of the Common Stock on the NYSE on the date of exercise or on December 31, 2004, as applicable, and is calculated by subtracting the exercise price per share from the closing price of Common Stock on the date of exercise or on December 31, 2004, as applicable.

(2)	1,543,750; 195,625; 140,333; 52,804 and 245,500 exercisable options have vested DEs as a result of cumulative performance target achievements in prior years for Messrs. David, Chênevert, Bousbib, Darnis, and Bucknall, respectively.

Termination of Employment and Change-in-Control Arrangements

In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the “Severance Plan”). The Committee on Compensation and Executive Development and the CEO have the authority to select the participants under the Severance Plan. As of December 31, 2004, 32 key executives, including each of the Named Executive Officers, were covered under the Severance Plan. For executives covered as of December 10, 2003, the Severance Plan provides that in the event the participant’s employment with UTC terminates for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of UTC (as defined in the Severance Plan) the participant will receive: (i) a cash payment equal to three times the participant’s highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under UTC’s pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to the extent necessary to preserve the level of benefits in the event of the imposition of excise taxes payable by a participant in respect of “excess parachute payments” under the Internal Revenue Code. In 2003, the Severance Plan was amended to impose a limitation on benefits. As amended, for executives who become covered under the Severance Plan after December 10, 2003, the value of certain of the benefits under the Severance Plan may not exceed 2.99 times base salary plus bonus. Specifically, the value of lump sum severance payments, periodic cash payments, consulting fees, post-termination employee benefit plan and fringe benefit continuation and additional pension service credit are subject to this limit. The value of accelerated vesting under the Long Term Incentive Plan and payments made to offset excise taxes are not subject to the 2.99 times limit. Each of the Named Executive Officers was a participant in the Severance Plan on December 10, 2003, and accordingly is not affected by these limits.

In addition to the Severance Plan, 31 key executives, including the Named Executive Officers, are eligible to receive separation benefits at the time of their termination from employment with UTC, subject to certain limited exceptions. The value of such separation benefits under this program is 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40
$250,000	$69,800	$93,100	$103,900	$114,700	$126,000	$138,500
$500,000	$144,800	$193,100	$216,400	$239,700	$263,500	$288,500
$1,000,000	$294,800	$393,100	$441,400	$489,700	$538,500	$588,500
$1,500,000	$444,800	$593,100	$666,400	$739,700	$813,500	$888,500
$2,000,000	$594,800	$793,100	$891,400	$989,700	$1,088,500	$1,188,500
$2,500,000	$744,800	$993,100	$1,116,400	$1,239,700	$1,363,500	$1,488,500
$3,000,000	$894,800	$1,193,100	$1,341,400	$1,489,700	$1,638,500	$1,788,500
$3,500,000	$1,044,800	$1,393,100	$1,566,400	$1,739,700	$1,913,500	$2,088,500
$4,000,000	$1,194,800	$1,593,100	$1,791,400	$1,989,700	$2,188,500	$2,388,500
$4,500,000	$1,344,800	$1,793,100	$2,016,400	$2,239,700	$2,463,500	$2,688,500
$5,000,000	$1,494,800	$1,993,100	$2,241,400	$2,489,700	$2,738,500	$2,988,500
$5,500,000	$1,644,800	$2,193,100	$2,466,400	$2,739,700	$3,013,500	$3,288,500
$6,000,000	$1,794,800	$2,393,100	$2,691,400	$2,989,700	$3,288,500	$3,588,500

The above table sets forth estimated annual benefits payable upon retirement at age 65 under UTC’s defined benefit pension plans. Compensation covered by the pension plans consists of total cash remuneration in the form of salaries, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the Long Term Incentive Plan (shown in the Long Term Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant’s social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives’ pension benefits are excluded from UTC’s tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum or annual installments. Benefits under the supplemental plan are generally not funded in advance except in the event of a change of control as defined by the plan.

As of December 31, 2004, the Named Executive Officers had the following full years of credited service for determining benefits: G. David, 29 years; A. Bousbib, 7 years; G. Darnis, 21 years; L. Chênevert, 11 years; and W. Bucknall, 39 years.

Compensation of Directors. Nonemployee directors are paid an annual retainer of $100,000 ($110,000 for committee chairs, $125,000 for Audit Committee members, $135,000 for the Audit Committee Chair and the director designated to preside at executive sessions of the non-management directors), which they may elect to receive in one of the following forms: (a) 60% in deferred stock units issued under the Directors Deferred Stock Unit Plan and 40% in cash; (b) 100% in deferred stock units; (c) 60% in non-qualified options to purchase Common Stock and 40% in cash; or (d) 100% in non-qualified options to purchase Common Stock. Each deferred stock unit has a value equal to one share of Common Stock. Following termination of a director’s service, the value of the accumulated deferred stock units is paid in cash as a lump sum or in installments, at the election of the director. Each deferred stock unit balance is credited with additional deferred stock units equivalent in value to the dividend paid on the corresponding number of shares of Common Stock. Nonemployee directors also receive a fee of $5,000 for each special meeting they are required to attend in addition to the regularly scheduled board and committee meetings.

Each nonemployee director receives annually, on the date of the annual meeting, a grant of stock options valued at $100,000. Nonemployee director stock options are issued under the Nonemployee Director Stock Option Plan. Options issued are valued at issuance using the Black-Scholes option valuation model. All director options have an exercise price equal to the closing price of Common Stock on the date of issuance, become exercisable after three years, and have a ten-year term.

Under the Directors’ Restricted Stock Unit Program, each nonemployee director receives on the date of election to the Board a one-time grant of restricted stock units valued at $100,000, based on the closing price of Common Stock on the date of grant. Dividend equivalents are credited on the units. The units awarded vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. If a director leaves the Board before all of the units vest, the non-vested units will be forfeited, except that, in the event of death or disability, a change in control of UTC, or if a director retires or resigns to accept full-time employment in public or charitable service, all units not previously vested will vest immediately. At retirement, the director will receive the value of the units in cash.

UTC maintains a charitable gift program for directors elected prior to 2004, funded by life insurance on the lives of the participating directors. Under this program, UTC will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations are expected to be deductible by UTC from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to UTC.

Report of the Audit Committee

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of UTC’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with UTC’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates UTC’s Independent Auditors for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by UTC regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by UTC employees of concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed with management and UTC’s Independent Auditors UTC’s audited financial statements as of and for the year ended December 31, 2004, as well as the representations of management and the Independent Auditor’s opinion thereon regarding UTC’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with UTC’s internal and Independent Auditors the overall scope and plans for their respective audits. The Committee met with the internal and Independent Auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of UTC’s financial reporting. The Committee has discussed with UTC’s Independent Auditors the matters required by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended, and also, the auditors’ independence from UTC and its management, including the written disclosures and letter from UTC’s Independent Auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

UTC’s Independent Auditors represented to the Committee that UTC’s audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Committee has recommended to the Board of Directors that PricewaterhouseCoopers be nominated for appointment by the shareowners as UTC’s Independent Auditors for 2005.

Audit Committee

Frank P. Popoff, Chairman	H. Patrick Swygert
Jamie S. Gorelick	André Villeneuve
Richard D. McCormick	H. A. Wagner

PROPOSAL 2:	APPOINTMENT OF A FIRM OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO SERVE AS INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as UTC’s independent registered accounting firm in 2004. The Audit Committee and the Board of Directors have nominated PricewaterhouseCoopers LLP to serve as Independent Auditors for UTC until the next Annual Meeting in 2006. UTC retained PricewaterhouseCoopers LLP to provide the following services for 2004 and 2003 in the following categories and amounts:

(In thousands)	2004	2003
Audit Fees	$31,887	$14,569
Audit Related Fees	$1,611	$1,181
Tax Fees	$9,225	$6,701
All Other Fees	$42	$115

Total	$42,765	$22,566

Audit Fees represent fees for the audit of UTC’s consolidated annual financial statements, including an audit of internal control over financial reporting in 2004, the review of interim financial statements in UTC’s financial statements filed on Form 10-Q and the performance of audits in accordance with statutory requirements.

Audit Related Fees represent fees for due diligence assistance related to mergers and acquisitions, employee benefit plan audits, assistance regarding the application of GAAP to proposed transactions and special reports pursuant to agreed upon procedures. In 2003 and 2004, services were also provided in connection with compliance with new rules concerning internal control over financial reporting.

Tax Fees in 2004 represent fees of approximately $5,250 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, as well as approximately $3,975 for tax consulting and advisory fees. Of the amount reported in 2003, approximately $4,797 constitutes U.S. and non-U.S. tax compliance and related planning and assistance with refund claims and $1,904 constitutes tax consulting and advisory fees and tax compliance services to expatriates.

All Other Fees represent fees for legal compliance and business practices reviews.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditors. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee is informed of each particular service. All of the engagements and fees for 2004 were approved by the Committee, including approximately $3 million of Tax Fees that were initially approved by the Chairman of the Committee pursuant to delegated authority. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the auditors’ independence. The Board previously determined that starting in 2003 fees paid to the Independent Auditors for non-audit services in any year will not exceed the fees paid for audit services during the year. Permissible non-audit services will be limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL 3.	APPROVAL OF UTC 2005 LONG TERM INCENTIVE PLAN.

The Board of Directors has adopted, and is submitting to shareowners for approval, the United Technologies Corporation 2005 Long Term Incentive Plan (the “2005 Plan”).

Background

The Board of Directors believes that the fundamental objective of a long term incentive compensation program is the alignment of management and shareowner interests. UTC’s previous Long Term Incentive Plan (the “Prior Plan”) utilized a combination of stock and performance based awards to successfully align management and shareowner interests, as measured by total shareholder return. For the ten year period ended December 31, 2004, UTC’s total shareholder return was 672%, compared to 243% for the Dow Jones Industrials and 212% for the S&P 500. For the five-year period ending December 31, 2004, UTC’s total shareholder return was 71%, compared with 3.5% for the Dow Jones Industrials and minus 11% for the S&P 500.

The Board of Directors has designed the 2005 Plan to build upon the momentum achieved under the Prior Plan. As with the Prior Plan, the 2005 Plan allows for several forms of awards based on the value of Common Stock and for the utilization of performance based vesting targets that measure operational and financial performance improvements relevant to shareowner value. However, the 2005 Plan is not merely a continuation of the Prior Plan. There will be important differences in the compensation strategy the Committee on Compensation and Executive Development (the “Committee”) intends to use. The 2005 Plan also contains a fixed share reserve and a fixed term. Key points include:

•	Emphasis on Performance Based Awards. The Committee intends to increase the portion of awards that will vest solely on the basis of performance targets. The most senior executive group of approximately 100 executives will receive 50% of the value of their awards in the form of performance share units subject to three-year performance targets. A performance share unit is equal in value to a share of Common Stock. Under the Prior Plan, approximately 25% of the value of regular cycle awards were subject to performance based vesting. Between 25 and 33% of the value of awards to other executives will consist of performance share units. The Committee intends to use at market stock appreciation rights that are settled in stock for the balance of regular cycle awards.
•	Discounted stock option and stock appreciation rights and re-pricing prohibited. As with the Prior Plan, the 2005 Plan prohibits stock appreciation rights or stock option awards with an exercise price less than fair market value of Common Stock on the date of grant. The 2005 Plan also prohibits re-pricing such awards or the cancellation of such awards in exchange for new awards with a lower exercise price, except in the event of stock splits and certain other capital transactions.
•	Inclusion of minimum vesting provisions. The 2005 Plan generally provides for a minimum three-year vesting schedule for stock appreciation rights and stock options. Additionally, awards contingent upon performance-based vesting will also generally be subject to a three-year performance measurement period. No more than 10% of awards may be subject to less than a three-year vesting period.
•	Fixed Plan Term. The 2005 Plan replaces the evergreen provision in the Prior Plan that provided for a 2% annual increase in the pool of available shares with a fixed reserve of 19,000,000 shares, or approximately 4% of common shares outstanding. The 2005 Plan will expire after all shares have been awarded, or April 30, 2010, if sooner. The Committee expects that the shares awarded annually under the 2005 Plan, or the run rate, will range between 1 and 1.5% of shares outstanding. UTC has historically re-purchased shares at least equal to the number of shares issued under its equity compensation arrangements and expects to continue this as a major corporate objective.
•	Controlled use of full value awards. The 2005 Plan limits the number of full value awards (e.g., restricted stock, restricted stock units, performance share units, etc.) that can be granted on a share for share basis to 3,500,000 shares. While the Committee retains the flexibility to convert the shares reserved for stock appreciation rights and stock options into additional full value awards, full value shares issued in excess of the 3,500,000 full share limit will result in the cancellation of three shares from the available reserve (i.e., a 3 to 1 ratio).

•	Shares terminated under prior plans will not increase plan reserve. Shares subject to awards under previous plans that are cancelled, forfeited, or expired will not be available for re-grant in the 2005 Plan. There will be no transfer of unused shares reserved for other plans into the 2005 Plan share reserve. Upon approval of the 2005 Plan, UTC will not grant any new awards under existing equity compensation plans.
•	Shares surrendered to pay taxes or exercise price for stock options will not increase the plan reserve. Shares tendered to UTC for taxes or to pay the exercise price will not provide UTC with additional shares for the 2005 Plan.
•	Stock appreciation rights settled in shares will not be counted on a net basis. Each stock settled stock appreciation right will count as a full share against the 2005 Plan share reserve limit rather than the net gain realized upon exercise.
•	Stock Ownership Guidelines. To further encourage the alignment of management and shareowner interests, the Committee has separately adopted stock ownership guidelines for UTC’s most senior management group that will become effective as of April 1, 2005. The CEO will be required to own shares or share equivalents having a value equal to five times base salary within five years of attaining that position. Other members of the senior management group will be required to own shares or share equivalents having a value equal to three times base salary within five years of joining the senior management group.

Description of the Plan

The text of the 2005 Plan is attached hereto as Appendix B and is hereby incorporated by reference. The following summary of key provisions of the 2005 Plan is qualified in its entirety by reference to the attached 2005 Plan document.

Purpose of the Plan

The purpose of the 2005 Plan is to align shareowner and management interests through stock and performance-based awards linked to shareholder value and to give UTC a competitive advantage in attracting and retaining key employees and directors.

Eligibility and Participation

Executives, employees and directors of UTC, its subsidiaries and affiliates will be eligible to participate in the 2005 Plan, as determined by the Committee. Upon approval of the 2005 Plan by shareowners, UTC will not grant any new awards under existing equity compensation plans.

Administration of the Plan

The 2005 Plan will be administered by the Committee, composed exclusively of independent non-employee directors in accordance with New York Stock Exchange listing requirements. The Committee will have full authority to administer the 2005 Plan, including, without limitation, the authority to determine who will receive awards, to establish the specific terms that will govern awards as will be set forth in individual award agreements, to interpret awards and 2005 Plan provisions, to revoke awards in the event of serious misconduct and to amend the Plan and outstanding awards subject to certain limitations set forth in the Plan document. The Committee may delegate authority to officers of UTC, provided however, that it may not delegate authority with respect to executives who are reporting persons under Section 16 of the Securities Exchange Act of 1934. The Committee’s authority to amend existing awards is restricted in the event of a change in control. The Board’s Committee on Nominations and Governance will authorize awards to non-employee directors.

Shares Reserved for Plan Awards

A maximum of 19,000,000 shares of Common Stock may be delivered pursuant to awards granted under the 2005 Plan. Of the 19,000,000 shares so reserved, 3,500,000 shares may be delivered on a one for one basis in connection with restricted stock, restricted share unit, performance share unit and other awards equal in value to a full share of Common Stock (a “full share award”). If more than 3,500,000 shares are delivered pursuant to full share awards, the remaining shares available for stock appreciation right and stock option awards will be reduced by a ratio of 3 to 1 for each full share award in excess of 3,500,000. If awards granted under the 2005 Plan are forfeited or otherwise expire without delivery of shares, the shares reserved for issuance pursuant to any such terminated award will remain available for future awards and will not count against the 2005 Plan share limit. Awards that are valued by reference to Common Stock but settled in cash will be subject to the foregoing share limitations.

Shares tendered to pay the exercise price or tax withholding obligation for stock options will be treated as delivered for purposes of calculating the share reserve limit and will not be added back to the share reserve for additional grants. The pool of available shares will be reduced by the gross number of shares underlying stock appreciation right awards.

Individual Award Limits

No individual participant may be granted awards in excess of 1,000,000 stock options or stock appreciation rights or 500,000 restricted shares, restricted share units or other full share awards in any one calendar year.

Stock Appreciation Rights and Stock Options

The 2005 Plan provides for awards of stock appreciation rights, non-qualified stock options and incentive stock options intended to comply with Section 422 of the Internal Revenue Code. The Committee intends to utilize stock appreciation rights for regular cycle awards if tax-efficient, or, alternatively, will use non-qualified stock option awards. The 2005 Plan specifically prohibits stock appreciation rights and stock options with an exercise price less than the fair market value of Common Stock on the date of grant, the re-pricing of stock appreciation and stock option awards or the cancellation of such awards in exchange for new awards with a lower exercise price except in the event of a stock split or certain other capital transactions.

A stock appreciation right entitles the holder to receive shares of Common Stock or cash equal in value to the difference between the fair market value of Common Stock on the exercise date and the value of Common Stock on the grant date. Stock appreciation rights and stock options will have a maximum term of 10 years. Generally, options will be subject to a minimum three-year vesting schedule. In limited circumstances, the Committee can provide grants with a vesting schedule of less than three years; however, no more than 10% of the pool of shares can be used for awards to executives and directors that have a vesting period of less than three years. Upon retirement, however, stock appreciation rights and stock options will become exercisable if the recipient has held them for at least one year. Exercisable stock appreciation and stock option awards may be exercised for a period of 90 days following termination, for 3 years following termination after age 50 with eligibility for the rule of 65 under UTC’s retirement plan and for the remainder of their term following retirement. In cases of long-term disability, awards are not forfeited and will remain outstanding and become exercisable as scheduled during the period of disability. All outstanding stock appreciation right and stock option awards will become exercisable for a period of one year in the event of the death of the participant.

Restricted Stock and Restricted Stock Unit Awards

A restricted stock award is an award of shares of Common Stock subject to a restriction on transferability. The restriction on transferability will lapse following a stated period of time, upon attainment of specified performance targets or some combination thereof. Generally, awards will be subject to a minimum three-year time or performance based vesting schedule. In limited circumstances, the Committee can provide grants with a vesting schedule of less than three years; provided, however, that such grants to executives and directors may not exceed 10% of the shares reserved for full value share awards under the 2005 Plan. A recipient of a restricted stock award will have all of the rights of a holder of Common Stock with respect to the underlying shares except for the restriction on transferability, including the right to vote the shares and receive dividends. A restricted stock unit is equal in value to one share of Common Stock and will vest following a specified period of continuous employment as set forth in the award agreement. A performance share unit is a restricted stock unit that will vest solely upon the achievement of specified performance targets. The holder of a restricted stock unit or performance share unit award is generally not entitled to the rights of a holder of Common Stock. Both restricted stock units and performance share units will be settled by delivery of shares of Common Stock or cash, as specified in the award agreement.

The 2005 Plan also authorizes other types of awards valued by reference to Common Stock.

Change in Control and Other Events

The 2005 Plan provides the Committee with discretion to take certain actions with respect to outstanding awards in the event of a change in control or certain other material events that affect UTC’s capital structure or the number of shares of Common Stock outstanding. In the event of a stock split, reverse stock split, share combination, recapitalization, sale of assets, extraordinary dividend or other event affecting the value of a share of Common Stock or the number of shares outstanding, the various share limitations set forth in the 2005 Plan and the number of shares subject to outstanding awards will be adjusted as necessary and appropriate to reflect the change in the number or value of outstanding shares and to preserve the value of outstanding awards. The Committee may also, in its discretion, take other actions, including without limitation, the cancellation of outstanding awards in exchange for payments of cash, property, or a combination thereof having an aggregate value as determined by the Committee to be appropriate to protect the value of participants’ interests in their awards.

In the event of a change in control, the Committee may, in its discretion, provide that all stock appreciation rights and stock options will immediately vest and become exercisable, lapse any restrictions applicable to restricted stock and provide that performance based vesting targets applicable to performance share units and other awards will be deemed satisfied and that such performance based awards will be considered to be earned and payable in full. In addition, if within 24 months following a change in control an award recipient is involuntarily terminated, resigns following a material and adverse change in compensation, responsibilities, functions or reporting relationship or resigns rather than relocate more than 50 miles from his or her job location, then, without further action by the Committee, such recipient will become vested in all outstanding awards as of the date of termination. Stock appreciation rights and stock options so vested may be exercised until the earlier of the third anniversary of the date of termination or the expiration of the term of the award.

For purposes of the 2005 Plan, a change in control means generally: (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act) of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; (ii) a change in the composition of the Board of Directors such that the individuals who constitute a majority of the Board cease for any reason to constitute at least a majority of the Board (for this purpose, individuals whose nomination for election to the Board is approved by a vote of at least two-thirds of the directors then comprising the incumbent board shall be considered to be a member of the incumbent board); or (iii) the consummation of a merger or similar consolidation following which: (A) the individuals and entities that were owners of Common Stock do not own more than 50% of the outstanding shares of the new resulting business entity; or (B) an individual or group owns 20% or more of the outstanding shares of the resulting new business entity; or (C) the members of the incumbent UTC Board do not comprise a majority of the board of directors of the resulting new business entity.

Qualified Performance-Based Awards

The 2005 Plan provides that compensation from stock options, stock appreciation rights, performance share units and other performance-based awards will generally be structured to be exempt from the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code Section. The Committee will administer the 2005 Plan and the 2005 Plan will be interpreted consistent with the purpose of maintaining the exemption from the Section 162(m) deduction limitation, except that qualified performance targets will be waived in the event of death and may be waived in the event of a change of control. The Committee is responsible for certifying to the measurement of applicable performance targets. The 2005 Plan provides that performance based compensation awards intended to be exempt from the Section 162(m) deduction limitation will be subject to vesting on the basis of one or more of the following performance targets: (i) diluted earnings per share; (ii) total shareowner return; (iii) working capital and gross inventory turnover; or (iv) revenue growth. The Committee shall determine which of the foregoing criteria shall be applicable to awards and shall set the specific targets no later than 90 days following the commencement of the applicable measurement period, which will generally be 3 years.

Effective Date and Term

The 2005 Plan will be effective April 13, 2005 if approved at the Annual Meeting. The first regular cycle of award grants will occur in 2006. The 2005 Plan will terminate on the earlier of the date that all shares reserved for issuance have been awarded or April 30, 2010. The 2005 Plan may be amended by the Committee provided that no 2005 Plan amendment may materially impair the rights of award recipients with respect to existing awards and no amendment shall be made without approval of UTC’s shareowners to the extent that such approval is required by applicable law or the listing standards of the New York Stock Exchange.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the material U.S. Federal income tax rules that are generally relevant to 2005 Plan awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

Upon the exercise of a stock appreciation right, an award recipient will be subject to ordinary income tax, and wage and employment tax withholding equal to the excess of the fair market value of Common Stock on the exercise date over the fair market value of Common Stock on the date of grant. UTC will generally be entitled to a corresponding deduction equal to the amount of ordinary income that the recipient recognizes. Upon the sale of Common Stock acquired upon exercise of a stock appreciation right, the recipient will recognize long or short-term capital gain or loss, depending on whether the recipient held the stock for more than one year from the date of exercise. Upon the exercise of a non-qualified option, the excess of the fair market value of the shares acquired on the exercise of the option over the exercise price paid (the “spread”) will constitute compensation taxable to the recipient as ordinary income. UTC will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the recipient. With respect to incentive stock options (“ISOs”), a recipient who holds shares acquired upon exercise will not recognize taxable income. If the recipient holds the shares for at least one year, the recipient will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. UTC will not receive a tax deduction with respect to the exercise of an ISO if the one year ISO holding period is satisfied. Award recipients do not recognize any taxable income and UTC is not entitled to a deduction upon the grant of a stock appreciation right, a non-qualified option or an ISO.

The recipient of a performance share unit, restricted stock, restricted stock unit, or other stock-based or performance based award will not recognize taxable income at the time of grant as long as the award is subject to a substantial risk of forfeiture as a result of performance based vesting targets, continued service requirements or other conditions that must be satisfied before payment or delivery of shares can occur. The recipient will generally recognize ordinary income and be subject to wage and employment tax withholding when the substantial risk of forfeiture expires or is removed unless the cash to be paid or shares to be delivered are deferred until a date subsequent to the vesting date. UTC will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes.

Foreign Employees and Foreign Law Considerations

The Committee may grant awards to individuals who are foreign nationals and are located outside of the United States. With respect to such individuals, the Committee is authorized to amend the 2005 Plan, establish sub-plans and/or provide provisions to applicable award agreements for the purpose of complying with legal or regulatory provisions of countries outside the United States.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2005 LONG TERM INCENTIVE PLAN.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 concerning Common Stock issuable under equity compensation plans:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	34,005,490	(1)	$64.36	8,154,823	(2)
Equity compensation plans not approved by security holders	9,937,280	(3)	$74.16	4,393,310	(4)
Total	43,942,770	(5)	$66.57	12,548,133

(1)	Consists of options awarded under the Long Term Incentive Plan (the “LTIP”) and the Nonemployee Director Stock Option Plan (the “Nonemployee Director Plan”). Options to be issued under the LTIP include options that resulted from the conversion of awards granted under equity compensation plans of Sundstrand Corp. at the time it merged into Hamilton Sundstrand Corp.

(2)	Represents the maximum number of shares of Common Stock available to be awarded as of December 31, 2004 in accordance with the following recurring annual limits: (i) Under the LTIP, the maximum number of shares with respect to which awards may be issued for any calendar year may not exceed 2% of the outstanding shares of Common Stock, plus Common Stock equivalents included in the calculation of earnings per share and Treasury shares, as reported in UTC’s Annual Report on Form 10-K for the preceding fiscal year; and (ii) Under the Nonemployee Director Plan, the number of stock options awarded annually may not exceed 4,000 for each nonemployee director. For 2004, 12,959,000 shares were available under these Plans of which 4,804,177 shares were the subject of awards. As of February 15, 2005, 4,850,950 options were awarded under the LTIP in 2005. The LTIP will expire on April 13, 2005.

No additional shares will be issued under the LTIP and following shareowner approval of the 2005 LTIP, no additional shares will be awarded under the Nonemployee Director Plan. The shares currently reserved under the LTIP and Nonemployee Director Plan will not be rolled into the 2005 LTIP and will no longer be available for grant.

(3)	Consists of options awarded under the Employee Stock Option Plan and the Board of Directors Deferred Stock Unit Plan (the “Deferred Stock Unit Plan”).

(4)	Represents the maximum number of shares of Common Stock that may be issued in 2004 under the Employee Stock Option Plan, the Deferred Stock Unit Plan and the UTC Employee Scholar Program. Recurring annual limits for each Plan are as follows: (i) The Employee Stock Option Plan was adopted by the Board in 1997 to further align the interests of participating employees with those of shareowners. Under the Plan, key employees below executive level are eligible to receive stock option awards. All options have an exercise price equal to the closing price of Common Stock on the date of issuance, become exercisable after three years and have a ten-year term. A maximum of 4,000,000 stock options may be awarded annually under the Employee Stock Option Plan and no more than 20,000,000 shares in total may be awarded after June 30, 2003. Following approval of the 2005 LTIP, no additional awards will be made under the Employee Stock Option Plan; (ii) Under the Deferred Stock Unit Plan, nonemployee directors receive an annual retainer in cash and/or deferred stock units as described on page 13. A director may elect to receive stock options of equivalent Black-Scholes value under the Nonemployee Director Plan in lieu of cash or deferred stock units otherwise provided under the Deferred Stock Unit Plan; (iii) Under the Employee Scholar Program eligible employees receive Common Stock having a value of up to $10,000 when they receive a bachelor’s degree. Recipients of an associate’s degree receive shares of Common Stock having a value of up to $5,000. A maximum of 400,000 shares of Common Stock may be awarded annually under the Employee Scholar Program and no more than 4 million shares in total may be awarded after June 30, 2003. The number of shares awarded each year is based on the number of college degrees awarded under the Program. It is anticipated that an additional 50,000 shares will be issued under the Employee Scholar Program between January 1, 2005 and April 13, 2005. For 2004, 7,934,646 shares of Common Stock were available under these plans, of which 3,541,336 shares of Common Stock were the subject of awards.

Following approval of the 2005 LTIP, no additional shares will be issued under the Employee Stock Option Plan, Deferred Stock Unit Plan and the Employee Scholar Program, since these types of awards will be provided under the 2005 LTIP in the future. All shares that are currently reserved under these programs will not be rolled into the 2005 LTIP and will no longer be available for grant.

(5)	As of February 15, 2005, 47,659,476 options and stock appreciation rights were outstanding with a weighted average exercise price of $70.54 and a weighted average holding period of 6.4 years. 126,450 restricted shares were also outstanding.

PROPOSALS 4-6: SHAREOWNER PROPOSALS

Share holdings of the various shareowner proponents and, where applicable, names and addresses of additional filers, will be supplied upon request.

Proposal 4: Shareowner Proposal Concerning Disclosure of Executive Compensation

Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, NW, Washington, D.C. 20037, has advised that she intends to introduce the following proposal at the Annual Meeting:

RESOLVED: “That the shareholders recommend that the Board take necessary steps that United Technologies specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall managements.”

“Last year the owners of 64,046,888 shares, representing approximately 18.6% of shares voting, voted for my similar proposal.”

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors’ Statement in Opposition

Disclosure of executive compensation is governed by the SEC’s disclosure rules. UTC already discloses in its proxy statements base salary and other compensation received by the Chief Executive Officer and other most highly compensated executive officers.

The proposal would require disclosure by UTC beyond other companies and could be damaging by assisting competitors in recruiting executives from UTC.

The Board believes the SEC is the appropriate agency to establish compensation disclosure rules. UTC complies fully with regulations established by both the SEC and the NYSE.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

Proposal 5: Shareowner Proposal Concerning Ethical Criteria for Military Contracts

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, NJ 07961 and other filers have advised that they intend to introduce the following proposal at the Annual Meeting:

Resolved: that the Board of Directors review and if necessary amend and amplify our Company’s code of conduct and statements of ethical criteria for military production-related contract bids, awards and contract execution, and report the results of this process to shareholders within six months of the annual meeting.

Supporting Statement

Our company, as a global corporation, faces increasingly complex questions and challenges as the international, social, cultural, economic and political context within which it operates changes.

We believe that authentic global security exists only when all people everywhere feel secure. Global security will only come about when there is justice for all through human development and environmental and economic sustainability.

Faith communities measure the global economy not only by what it produces, but also by its impact on the environment, how it touches human life and whether it protects the dignity of the human person.

We believe decisions to develop and to produce weapons can have grave consequences for the lives and/or freedom of people worldwide if the company has not considered its responsibility for its decisions. We believe that economic decision making has both moral and financial components, and that our company’s responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations and a sustainable environmental future.

We believe companies engaging in research, development, production and sales of weapons, weapons components and weapons delivery systems must evaluate the decisions made when bidding on such work. That bidding contract process must follow a defined format and include clear, concise criteria and policies.

We recommend that the criteria/standards include:

•	ethical business practices such that human rights and fair labor standards are upheld;
•	consideration of the impact of the contract on a sustainable environment, which in appropriate cases might include long-term environmental impact studies, questions of waste management or toxic releases and transfers;
•	strategies for stability of employment, including description of alternate production plans and funding sources;
•	directives for business practices which respect the culture of communities in which factories are located;
•	guidelines derived after critical study of political and civil stability of countries and before sale of weapons, weapons parts and dual-use technology;
•	studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with specific actions for remediation, should it be required;
•	disclosure of the existence and nature of arrangements with any local security forces;
•	processes that ensure that the principles of the common good and the integrity of creation are considered when making decisions about bidding on contracts.

We believe that careful, values-based consideration of the contracts on which management bids, whether for research and development, production or foreign sales, is crucial for continued public acceptance of the company as an ethical entity entitled to derive profit from armament manufacturing.

The Board of Directors’ Statement in Opposition

UTC’s Annual Report to Shareowners and its periodic Reports on Forms 10-K and 10-Q provide extensive information concerning military products and services. UTC’s website includes the Corporation’s Code of Ethics and descriptions of its Business Practices organization and compliance programs.

The Board believes UTC’s Code of Ethics is directly responsive to concerns raised in this resolution, including compliance with laws and regulations and adherence to the highest standards for environmental protection and the health and safety of employees.

Work on military programs is highly regulated by the U.S. Government. The Board of Directors believes that the executive and legislative branches of the U.S. Government are the proper forums to consider and determine public policy with respect to military production and contracts. UTC complies wholly with such policies and related regulations.

The Board of Directors does not believe that a further review of its Code of Ethics is warranted or that a special report on criteria for military contracts would be informative or beneficial.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

Proposal 6: Shareowner Proposal Concerning CEO Compensation

The Catholic Equity Fund, 1100 West Wells Street, Milwaukee, WI 53233-2332 and other filers have advised that they intend to introduce the following proposal at the Annual Meeting:

COMPETITIVE PAY—UNITED TECHNOLOGIES

RESOLVED: The shareholders urge the Board of Directors:

•	To limit the Compensation paid to the CEO in any fiscal year to no more than 100 times the average Compensation paid to the company’s Non-Managerial Workers in the prior fiscal year, unless the shareholders have approved paying the CEO a greater amount;
•	In any proposal for shareholder approval, to provide that the CEO can receive more than the 100-times amount only if the company achieves one or more goals that would mainly reflect the CEO’s contributions rather than general market conditions; and
•	In that proposal, to assure the shareholders that the Board will seriously consider reducing the CEO’s compensation in the event of any unusual reduction in the company’s workforce resulting from outsourcing or other factors.

This proposal does not apply to the extent that complying would necessarily breach a compensation agreement in effect at the time of the present shareholder meeting.

“Compensation” means salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and “other annual” and “all other compensation” as those categories are defined for proxy statement purposes.

“Non-Managerial Workers” means U.S.-based employees working in the categories of Blue-Collar Occupations or Service Occupations or the Sales and Administrative Support components of White-Collar Occupations as used by the Bureau of Labor Statistics in its National Compensation Surveys.

Supporting Statement: Our resolution is based on these premises:

1.	Unless internally anchored, market-based compensation methods tend to produce excessive CEO compensation;
2.	Very high CEO pay should require shareholder approval since it tends to produce sub par share performance long-term; and
3.	Very highly paid CEOs should realize that they might share some pain when choosing job reductions as a means to achieve corporate goals.

Our resolution would introduce an internal foundation for CEO compensation—the company’s CEO/average-worker pay ratio. Commentators note that on the average for U.S. companies this ratio has gone from about 42 in 1980 to several hundred today and that it tends to be much lower in foreign companies that compete successfully with U.S. companies. Consistent with these facts, the Blue Ribbon Commission of the National Association of Corporate Directors has urged compensation committees to use such a ratio as a factor in setting CEO compensation. Our resolution follows this advice.

Our resolution would not arbitrarily limit CEO compensation. Rather, it would offer the board the opportunity to persuade the shareholders that very high CEO compensation would make the company more competitive and would be in their interest.

At United Technologies, CEO Compensation averaged 11.3 million dollars in 2001, 2002, and 2003. This is 443 times the $25,501 that the average U.S. worker makes according to the AFL-CIO’s Executive Paywatch (http://www.aflcio.org/corporateamerica/paywatch/). The CEO realized $66,226,550 on options exercised during 2003. In their 2004 analyses of executive pay versus shareholder return, Business Week gave the CEO its second worst rating (http://www.businessweek.com/pdfs/2004/0416_execpay.pdf), and Forbes gave the CEO a grade of C (http://www.forbes.com/lists/2004/04/21/04ceoland.html).

The Board of Directors’ Statement in Opposition

The Board believes this proposal is contrary to the interests of UTC and its shareowners since it would restrict the Board in establishing executive compensation programs designed to attract and retain talented executives committed to shareholder value.

The Committee on Compensation and Executive Development of UTC’s Board approves UTC’s executive compensation programs. These programs align the interests of management and shareowners and result in significant portions of executive compensation being directly variable with earnings and stock price performance. For example, the CEO compensation recited in this resolution is 89% variable.

The Board believes the Corporation’s executive compensation programs have led directly to exceptional performance. Total shareowner return for the ten years ended 2004 was 672%, more than three times the S&P 500. For the five years ended 2004, UTC’s total shareowner return was 71%, compared with minus 11% for the S&P 500.

THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

ADDITIONAL MEETING INFORMATION

How many shares can vote? As of the record date, 512,172,665 shares of Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast.

How many votes are needed for matters to be adopted at the meeting? Directors are elected by a plurality of the votes cast. This means that the eleven nominees who receive the highest number of votes will be elected. The 2005 Long Term Incentive Plan will be approved if it receives votes in favor representing a majority of the votes cast on the matter (provided the total vote cast on the matter represents over 50% of the shares outstanding). Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum. If a shareowner abstains from voting on a particular matter, or if a broker is not allowed under stock exchange rules to vote shares for which a client has not given voting instructions, the effect will be the same as a vote against the matter.

Is cumulative voting for directors permitted? Yes. When voting for the election of directors, each owner of Common Stock is entitled to a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed among any two or more nominees, in the discretion of the shareowner. Cumulative voting rights can be exercised only by submission of a written proxy or voting instruction. If no instruction is given the votes will be distributed by the proxy holders equally among the Board’s nominees.

Who will count the vote? Will votes be confidential? Representatives of EquiServe will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting and decide the validity of proxies. EquiServe has been instructed that the vote of each shareowner must be kept confidential and must not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Can a proxy be revoked? Yes. Shareowners may revoke any proxy before it is voted by sending written notice to the Corporate Secretary identifying the proxy being revoked; by following the prompts provided through the telephone and Internet voting facilities for revoking a proxy previously submitted by telephone or via the Internet; by submitting a new proxy with a later date; or by voting in person at the meeting.

How will voting on any other business be conducted? Although we do not know of business to be conducted at the meeting other than the matters described in this Proxy Statement, duly signed proxy cards and voting instructions submitted by telephone or via the Internet authorize the proxy holders to vote in accordance with their judgment on any other matters that may arise.

When are shareowner proposals for the 2006 Annual Meeting due? A shareowner who wishes to have a proposal included in UTC’s proxy statement for the 2006 Annual Meeting must submit the proposal in writing to the Corporate Secretary for receipt by October 28, 2005, in order to be considered for inclusion. Under UTC’s Bylaws, shareowners who wish to introduce a proposal to be voted on at UTC’s 2006 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 14, 2005 and no later than January 13, 2006.

How are proxies solicited and how much did this solicitation cost? In addition to the distribution of this Proxy Statement, proxies may be solicited on behalf of the Board of Directors by employees of UTC by mail, e-mail, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and reimburse brokers and other nominees for reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Shareholder Communications, Inc. has been retained by UTC to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $16,000, plus out-of-pocket expenses.

How can shareowners obtain electronic access to the proxy materials, instead of receiving mailed copies? Holders of shares registered in their name on the records of EquiServe may contact EquiServe at www.econsent.com/utx to sign up to receive electronic access to the materials rather than receiving mailed copies. These shareowners will receive e-mail notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a UTC website and instructions on how to vote shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if received two weeks prior to the record date for that meeting, and remain in effect for subsequent years, unless cancelled two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to request electronic access to proxy materials by contacting the broker, bank or nominee, or by contacting ADP Investor Communication Services at www.utc.com/investors/econsent/ics.htm.

How can shareowners reduce the number of copies of proxy materials sent to a household? Eligible beneficial shareowners who share a single address may have received a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification received contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, the shareowner may contact the Corporate Secretary at 860-728-7870 or at UTC, 1 Financial Plaza, Hartford CT 06103. Eligible registered shareowners receiving multiple copies of these documents can request householding by contacting UTC in the same manner. Persons holding shares through a bank, broker or nominee can request householding by contacting that entity.

OTHER MATTERS

Certain Transactions and Business Relationships

UTC and its subsidiaries from time to time may have transactions in the ordinary course of business with companies for which certain of the nonemployee directors are officers or directors. These transactions are not of a nature and do not involve amounts that impair the independence of any of the nonemployee directors under UTC’s director independence standards. The transactions also are not material to UTC and UTC believes the transactions are not material in relation to the businesses of such other companies or the interests, if any, of the directors involved. With respect to officers, a brother of William L. Bucknall, Jr., Senior Vice President, Human Resources and Organization, is employed by Sikorsky as Manager, Human Resources. A brother of Todd J. Kallman, Vice President, Corporate Strategy and Development, is employed by Otis Elevator as an Account Manager. A son of Ronald F. McKenna, Chairman of Hamilton Sundstrand, is employed by Pratt & Whitney as a Procurement Specialist and a son-in-law of Mr. McKenna is employed by Hamilton Sundstrand as Manager, Marketing & Business Development. The compensation and benefits provided to these individuals are consistent with that provided to other employees with equivalent qualifications and responsibilities at these subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

UTC believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 2004 all of its officers and directors filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, except that there were inadvertent delays in reporting a gift of 115 shares by George David, the acquisition of 3.0518 deferred stock units by George Jamison and the acquisition of 17.2934 deferred stock units by Jan van Dokkum.

Debra A. Valentine

Vice President, Secretary and

Associate General Counsel

APPENDIX A

INDEPENDENCE OF DIRECTORS

The Board has adopted the following standards to assist it in making determinations of director independence, and may revise these standards from time to time as it deems appropriate, subject to applicable stock exchange listing requirements. A director is not independent if:

1.	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member is, or has been within the last three years, an executive officer, of the Corporation.

2.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of the Corporation (other than an executive officer) need not be considered in determining independence under this test.

3.	(A) The director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit within that time.

4.	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	The director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from the Corporation for property or services in an amount which in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

6.	The director serves as an executive officer of a tax exempt organization that within the preceding three years received contributions from the Corporation in any single fiscal year in excess of the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

Director affiliations that do not conflict with these standards or exceed these thresholds will not be considered to impair a director’s independence. These standards will be applied in accordance with any transition periods or other transition provisions under the applicable stock exchange listing rules.

For purposes of this determination of director independence, the term “immediate family member” shall include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. The term “executive officer” has the same meaning as specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

As required by the Charter of the Audit Committee, Audit Committee members must also satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934.

APPENDIX B

UNITED TECHNOLOGIES CORPORATION

2005 LONG TERM INCENTIVE PLAN

SECTION 1. Purpose

The purpose of this Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating officers, employees and directors through a long term incentive plan providing stock and performance based awards linked to shareholder value.

SECTION 2. Definitions

Certain terms used herein have definitions provided when they are first used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

a.	“Affiliate” means a corporation or other entity in which the Corporation has an equity or other financial interest, a joint venturer or partner of the Corporation, or an organization that is involved in a strategic, technological or marketing collaboration with the Corporation.

b.	“Award” means an Option, Stock Appreciation Right, Performance Share Unit, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or other stock-based Award granted pursuant to the terms of this Plan.

c.	“Award Agreement” means a written document or agreement setting forth the specific terms and conditions of an Award.

d.	“Board” means the Board of Directors of the Corporation.

e.	“Cause” means: (i) conduct involving a felony criminal offense under U. S. federal or state law or an equivalent violation of the laws of any other country; (ii) dishonesty, fraud, self dealing or material violations of civil law in the course of fulfilling the Participant’s employment duties; (iii) breach of the Participant’s intellectual property agreement or other written agreement with the Corporation; or (iv) willful misconduct injurious to the Corporation or any of its Subsidiaries or Affiliates as shall be determined by the Committee.

f.	“Change in Control” has the meaning set forth in Section 10(e).

g.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

h.	“Commission” means the Securities and Exchange Commission or any successor agency.

i.	“Committee” means the Board’s Committee on Compensation and Executive Development.

j.	“Common Stock” means common stock, par value $1 per share, of the Corporation.

k.	“Corporation” means United Technologies Corporation, a Delaware corporation.

l.	“Disability” means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” as determined by the Committee.

m.	“Disaffiliation” means the sale, spin-off, public offering or other transaction that effects the divestiture of the Corporation’s ownership of a Subsidiary, Affiliate or division of the Corporation.

n.	“Early Retirement” means early retirement as defined in the applicable provisions of the Participant’s pension plan or as specified by the Committee in the Award Agreement.

o.	“Eligible Individuals” means directors, officers, and employees of the Corporation or any of its Subsidiaries or Affiliates, and prospective directors, officers and employees who have accepted offers of employment or affiliation with the Corporation or its Subsidiaries or Affiliates.

p.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

q.	“Exchange” means the New York Stock Exchange.

r.	“Fair Market Value” means, as of any given date, the closing price for Common Stock on the Exchange. If there is no reported price on the relevant date, Fair Market Value will be the closing price for the next following day for which there is a reported closing price for Common Stock.

s.	“Grant Date” means the effective date of an award as specified in the Award Agreement.

t.	“Normal Retirement” means retirement from active employment with the Corporation, a Subsidiary or an Affiliate at or after age 65.

u.	“Participant” means an Eligible Individual to whom an Award is or has been granted.

v.	“Performance Target” means one or more performance targets established by the Committee in connection with the grant of Performance Share Units or other stock-based awards. In the case of Qualified Performance-Based Awards, such targets shall be based on the attainment of specified levels of one or more of the following measures: (i) diluted earnings per share; (ii) total shareowner return; (iii) working capital and gross inventory turnover; and (iv) revenue growth.

w.	“Plan” means this United Technologies Corporation 2005 Long Term Incentive Plan, as set forth herein and as hereafter amended from time to time.

x.	“Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

y.	“Retirement” means Normal or Early Retirement.

z.	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

aa.	“Share” means a share of Common Stock.

bb.	“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

cc.	“Term” means the maximum period of an Award which shall not exceed ten years for Options and Stock Appreciation Rights.

dd.	“Termination of Employment” means the termination of a Participant’s employment with, or performance of services for, the Corporation and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with the Corporation and its Affiliates terminates but such Participant continues to provide services to the Corporation and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment. A Participant shall be deemed to incur a Termination of Employment in the event of the Disaffiliation of such Participant’s Subsidiary, Affiliate, or division unless the Committee specifies otherwise. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its Subsidiaries and Affiliates do not constitute a Termination of Employment.

SECTION 3. Administration

a.

Committee. The Plan shall be administered by the Committee, which shall be composed exclusively of independent non-employee directors appointed by the Board. The Committee shall have full authority to administer the Plan, including the authority to select Eligible Individuals to whom Awards are granted, to determine the number of Shares covered by each Award, the terms and conditions of each Award as set forth in the Award Agreement and to interpret the terms and provisions of the Plan and Award Agreements, provided, however, that the Board Committee on Nominations and Governance shall be responsible for approving Awards to non-employee directors. The Committee shall have the authority to modify, amend or adjust the terms and conditions of any Award to comply with tax and securities laws, including laws of countries outside of the United

States, and to comply with changes of law and accounting standards. The Committee may temporarily suspend Awards pursuant to any “blackout” period that it deems necessary or advisable in its sole discretion.

b.	Procedures. The Committee may act by a majority of its members then in office. It also may allocate responsibilities and powers among its members and may delegate its responsibilities and powers to any person or persons selected by it, to the extent permitted by applicable law and the listing standards of the Exchange. The Committee may delegate authority to grant, interpret and administer Awards under the Plan to officers of the Corporation, provided however, that no such authority shall be delegated with respect to awards granted to any officer of the Corporation who is a reporting person under Section 16 of the Exchange Act. The full Board may exercise any of the Committee’s authority. If the Board takes any action that conflicts with action taken by the Committee, the Board action shall control.

c.	Discretion of Committee. Any determination made by the Committee or by a person pursuant to delegated authority (a “Delegate”) with respect to any Award shall be made in the sole discretion of the Committee or such Delegate unless in contravention of any express term of the Plan. All decisions made by the Committee or a Delegate shall be final and binding on all persons, including the Corporation, Participants, and Eligible Individuals provided, however, that in the event of a Change in Control, all such decisions shall be subject to de novo review.

d.	Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written Award Agreement, which shall be delivered to the Participant receiving such Award as promptly as is reasonably practicable following the grant of such Award. The Award’s effectiveness will not be dependent on any signature unless specifically so provided in the Award Agreement. Awards shall generally be subject to a three year vesting period and no more than 10% of Awards to executives and directors may have a vesting period of less than three years, provided, however, that vesting may accelerate in the event of change in control and certain other events as set forth in Section 10 herein, and in the events of death, disability or retirement, as will be specified in the Award Agreement.

SECTION 4. Common Stock Subject to Plan

a.	Plan Maximums. A maximum of 19,000,000 Shares may be delivered pursuant to Awards granted under the Plan. If more than 3,500,000 of such Shares are awarded pursuant to Restricted Stock, Restricted Share Unit, Performance Share Unit or other Awards with value denominated in full Shares (“Full Share Awards”), remaining Shares available for Option, Stock Appreciation Right and other Awards will be reduced by 3 for each Full Share Award in excess of 3,500,000. No more than 3,000,000 shares may be subject to Incentive Stock Option Awards.

b.	Individual Limits. No Participant may be granted Awards covering in excess of 1,000,000 stock appreciation rights or stock options or 500,000 Shares of Restricted Stock, Performance Share Units or other Full Share Awards during any calendar year.

c.	Rules for Calculating Shares Delivered. To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan. Shares tendered or withheld to pay the exercise price of a Stock Option or to pay tax withholding will count against the foregoing limitations and will not be added back to the Shares available under the Plan. Each Stock Appreciation Right will count as one Share, notwithstanding the fact that net Shares delivered upon exercise may be less than the number of Stock Appreciation Rights granted. Awards valued by reference to Common Stock that may be settled in equivalent cash value will count against the foregoing limitations to the same extent as if settled in Shares.

SECTION 5. Options and Stock Appreciation Rights

a.	Options. An “Option” entitles the holder to acquire Shares at an exercise price equal to or greater than the Fair Market Value of Common Stock on the Grant Date, subject to the terms and conditions set forth in the Award Agreement. Options will be non-qualified Options unless the Award Agreement specifies that the Option is an Incentive Stock Option intended to comply with Section 422 of the Code.

b.	Stock Appreciation Rights. A “Stock Appreciation Right” entitles the holder to acquire shares of Common Stock or to receive a cash payment in each case equal in value to the difference between Fair Market Value on the Grant Date and Fair Market Value on the date of exercise, subject to the terms and conditions set forth in the Award Agreement. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive cash or Shares equal in value to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The Award Agreement shall specify whether such payment is to be made in cash, Common Stock or both.

c.	Limitations. The exercise price per Share of an Option or a Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 10, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Corporation’s shareholders.

d.	Term. The Term of each Option and Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

e.	Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be vested and exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement.

f.	Method of Exercise. Vested Options and Stock Appreciation Rights may be exercised, in whole or in part, during the applicable Term by giving written notice of exercise to the Corporation specifying the number of Options or Stock Appreciation Rights to be exercised. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares subject to an Option multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Corporation may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i)	Payments may be made in the form of unrestricted Shares already owned by the Participant (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised);

(ii)	To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms;

(iii)	By such other means as the Committee shall authorize, including without limitation, the withholding of Shares otherwise receivable upon settlement of the Award in payment of the exercise price.

g.	Termination of Employment. Options and Stock Appreciation Rights will generally vest after a three year holding period or achievement of Performance Targets, if applicable. Awards shall be forfeited in the event of a Participant’s Termination of Employment prior to the vesting date, except as set forth below:

(i)	In the event of a Participant’s death, Options and Stock Appreciation Rights held by the Participant shall immediately vest and all outstanding Options and Stock Appreciation Rights may be exercised at any time until the first anniversary of the date of death;

(ii)

Upon a Participant’s Termination of Employment by reason of Disability, Options or Stock Appreciation Rights held by the Participant that were exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the third anniversary of such Termination of

Employment or (B) the expiration of the Term thereof. Non-vested Stock Appreciation Rights and Options will continue to be eligible to vest as scheduled during the period the Participant remains disabled and will be exerciseable for three years after the vesting date;

(iii)	Upon a Participant’s Termination of Employment by reason of Retirement or Early Retirement, Options or Stock Appreciation Rights held for more than one year shall immediately become vested and exercisable. Vested Options and Stock Appreciation Rights may be exercised until the expiration of their Term with respect to Participants who retire on or after age 55;

(iv)	Upon a Participant’s Termination of Employment for Cause, all Options and Stock Appreciation Rights held by the Participant will be forfeited immediately, whether or not vested;

(v)	If a Participant dies after Termination of Employment, outstanding Option or Stock Appreciation Rights may be exercised until the first anniversary of the date of death; and

(vi)	Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any vested Option or Stock Appreciation Right may be exercised until the earlier of (A) the 90th day following such Termination of Employment or (B) expiration of the Term thereof.

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; as set forth in the applicable Award Agreement.

SECTION 6. Restricted Stock

a.	Nature of Awards and Certificates. Shares of “Restricted Stock” are actual Shares issued to a Participant, evidenced by book-entry registration in the name of the Participant and shall reference the terms, conditions, and restrictions applicable to such Award.

b.	Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)	The Committee may designate an Award of Restricted Stock as a Qualified Performance-Based Award that will vest only upon the attainment of Performance Targets. The Committee may also condition the grant or vesting of a Restricted Stock Award upon the continued service of the Participant or a combination of continued service and performance vesting criteria;

(ii)	The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock prior to the expiration of the required period of continued service or the achievement of applicable Performance Targets. Except as provided in the preceding sentence, the Participant shall have all of the rights of a stockholder of the Corporation holding the class or series of Common Stock that is the subject of the Restricted Stock Award, including the right to vote the Shares and the right to receive cash dividends; and

(iii)	Upon a Participant’s Termination of Employment during the restriction period or before the applicable Performance Targets are satisfied, non-vested Shares of Restricted Stock shall be forfeited by such Participant; provided, however that Performance Units will vest in the event of death and may vest or remain eligible to vest in the event of Early Retirement, Retirement or Disability, as set forth in the Award Agreement.

SECTION 7. Performance Share Units

a.	Nature of Award. A “Performance Share Unit” is equal in value to one Share and subject to vesting on the basis of the achievement of specified Performance Targets. Upon vesting, Performance Share Units will be settled by delivery of Shares or cash (as specified in the Award Agreement) to the Participant equal to the number of vested Performance Share Units.

b.	Terms and Conditions. Performance Share Units shall be subject to the following terms and conditions:

(i)	Performance Share Units are Qualified Performance-Based Awards and shall vest solely as a result of the achievement of Performance Targets. An Award of Performance Share Units shall be settled if and when the Performance Share Units become vested;

(ii)	A Participant may not assign, transfer, pledge or otherwise encumber Performance Share Units;

(iii)	The Award Agreement shall specify if the Participant shall be entitled to receive current or deferred payments of cash or Common Stock in respect of non-vested Performance Units corresponding to the dividends payable on the Common Stock; and

(iv)	Upon a Participant’s Termination of Employment before the applicable Performance Targets are satisfied, all Performance Share Units still subject to restriction shall be forfeited by such Participant; provided, however that Performance Units will vest in the event of death and may vest or remain eligible to vest in the event of Early Retirement, Retirement or Disability, as set forth in the Award Agreement.

SECTION 8. Restricted Stock Units

Nature of Award. A “Restricted Stock Unit” is equal in value to one Share of Common Stock and subject to vesting on the basis of a period of continuous employment with the Corporation or an Affiliate or other criteria as specified in the Award Agreement. Upon vesting, Restricted Stock Units will be settled by delivery of Shares to the Participant equal to the number of vested Restricted Stock Units.

SECTION 9. Other Stock-Based Award

Other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) unrestricted stock, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 10. Future Events

a.	Adjustments to Common Stock. In the event of a stock split, reverse stock split, share combination, recapitalization, sale of assets, stock dividend, extraordinary dividend or similar event affecting the value of a Share of Common Stock, or the number of shares outstanding (each, a “Share Change”), applicable Share limitations as set forth in Section 4 and outstanding Awards, the number of Shares subject to outstanding Awards, the exercise price of Options and Stock Appreciation Rights and other relevant provisions of the Plan and outstanding Awards shall be adjusted as necessary and appropriate to reflect the Share Change and to preserve the value of Awards.

b.	Changes to the Corporation’s Capital Structure. In the event of a merger, consolidation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or other material event affecting the capital structure of the Corporation (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan; (B) the various maximum limitations set forth in Section 4; (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights. Adjustments may include, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion to be necessary or appropriate to protect the value of Participants’ interests in their Awards. In the event of a Disaffiliation, the Committee may arrange for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities.

c.	Change in Control. In the event of a Change in Control, notwithstanding any other provision of the Plan to the contrary, the Committee may, in its discretion, take any of the following actions:

(i)	provide that any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become immediately vested and fully exercisable;

(ii)	immediately lapse restrictions and deferral limitations applicable to any Restricted Stock, Restricted Stock Unit and other Awards and such Restricted Stock shall become free of all restrictions, fully vested and transferable and Restricted Stock Units and other Awards shall be settled as promptly as practicable in the form set forth in the applicable Award Agreement;

(iii)	provide that Performance Targets applicable to Performance Share Units and other Awards shall be deemed to be satisfied and such Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Restricted Stock Units and other Awards shall be settled as promptly as is practicable in the form set forth in the applicable Award Agreement; and

(iv)	make such additional adjustments, substitutions and/or settlements of outstanding Awards as it deems appropriate to protect Participants’ interests in their Awards, consistent with the Plan’s purposes, including, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion.

d.	Termination of Employment Following Change in Control. To the extent not otherwise vested by the Committee in accordance with the provisions of this Section 10 and notwithstanding any other provision of this Plan to the contrary, during the 24-month period following a Change in Control: (i) upon the involuntary termination of a Participant’s employment other than termination for Cause; (ii) upon the voluntary termination of employment by the Participant following a material and adverse change in the Participant’s compensation, responsibilities, functions or reporting relationship; or (iii) in the event a Participant resigns rather that accept a mandatory relocation greater than 50 miles; then, in any such event, all outstanding Awards held by such Participant shall become vested as of the Date of Termination. Any Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of Termination of Employment may thereafter be exercised, until the earlier of (i) the third anniversary of the date of termination; or (ii) the expiration of the Term of such Option. Restricted Shares shall immediately be free and transferable and Restricted Share Units, Performance Share Units and other Awards shall be vested as of the Termination of Employment and settled as soon as practicable as specified in the Award Agreement.

e.	Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then-outstanding Shares of Common Stock plus any other outstanding shares of stock of the Corporation entitled to vote in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the Corporation and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person; or

(ii)	A change in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. For this purpose, any individual whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board; or

(iii)	The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its subsidiaries or a sale or other disposition of substantially all of the assets of the Corporation or a material acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries, (each, a “Business Combination”) if:

A.	the individuals and entities that were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination; or

B.	a Person beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of stock of the corporation resulting from such Business Combination; or

C.	members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iv)	The approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

SECTION 11. Qualified Performance-Based Awards

a.	The provisions of this Plan are intended to ensure that all Options, Stock Appreciation Rights, Performance Share Units and other Qualified Performance-Based Awards granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) qualify for the Section 162(m) Exemption, and all such Awards and this Plan shall be interpreted and operated consistent with that intention.

b.	Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Targets, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. Qualified Performance-Based Awards may not be amended, nor may the Committee exercise discretionary authority in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however; that the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Targets will be waived: (i) upon the death or Disability of the Participant (or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption); and (ii) in accordance with Section 10 herein.

c.	The Committee shall certify to the measurement of performance by the Corporation and the business units relative to Performance Targets and the resulting vesting achievement percentage. The Committee shall rely on such financial information and other materials as it deems necessary and appropriate to enable it to certify to the percentage of achievement of Performance Targets. The Committee shall make its vesting determination not later than the end of the first quarter following the end of the performance measurement period.

SECTION 12. Term, Amendment and Termination

a.	Effective Date. The Plan shall be effective as of April 13, 2005 (the “Effective Date”), subject to the approval of the shareholders of the Corporation.

b.	Termination. The Plan will terminate on the earlier of: (i) the date all Shares have been awarded as authorized in Section 4; or (ii) April 30, 2010. Awards outstanding shall not be affected or impaired by the termination of the Plan.

c.	Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Corporation’s shareholders to the extent such approval is required by applicable law or the listing standards of the Exchange.

d.	Amendment of Awards. Subject to Section 10, the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or be made without the Participant’s consent if such amendment materially impairs the rights of any Participant with respect to an Award, except amendments made to cause the Plan or Award to comply with applicable law, stock exchange rules, tax rules or accounting rules.

SECTION 13. General Provisions

a.	Nature of Payments. All Awards made pursuant to this Plan are in consideration of services performed for the Corporation or its Affiliates. Any gain realized pursuant to such Awards constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any Affiliate. Nothing contained in the Plan shall prevent the Corporation or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

b.	Unfunded Plan. The Plan constitutes an “unfunded” plan for incentive and deferred compensation. Neither the Corporation nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under the Plan. Any liability of the Corporation to any Participant with respect to an Award shall be based solely upon contractual obligation created by the Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Corporation.

c.	No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan or granting of an Award shall not confer upon any employee the right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

d.	Required Taxes. No later than the date an amount first becomes includible in gross income with respect to any Award, Participants must pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Corporation under the Plan and any Award Agreement shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant.

e.	Forfeiture of Interests and Gains Upon Certain Events. All Awards, including vested Awards, shall be forfeited, and a Participant shall be obligated to repay gains previously realized from Awards upon any of the following events:

(1)	Termination of Employment for Cause;

(2)	if within three years following any Termination of Employment the Committee or the Corporation determines that the Participant engaged in conduct that would have constituted the basis for a Termination of Employment for Cause; or

(3)	if at any time during the twelve month period immediately following any Termination of Employment, a Participant: (i) solicits for employment or otherwise attempts to retain the professional services of any individual then employed or engaged by the Corporation (other than a person performing secretarial or similar services) or who was so employed or engaged during the three month period preceding such solicitation; or (ii) publicly disparages the Corporation or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of the Corporation or such individuals.

Following any of these events and immediately upon notice from the Corporation, the Participant must repay an amount equal to all income or gain realized in respect of any Awards on and after the earlier of (A) the date that is twelve months prior to the Date of Termination of Employment or (B) the date the conduct occurred that constituted the basis for termination for Cause in (1) or (2) above. The amount of repayment shall include, without limitation: (i) gains from the exercise of Options or Stock Appreciation Rights; (ii) amounts received in connection with the delivery or sale of Shares or cash paid in respect of any Award; and (iii) any dividends, dividend equivalents or other distributions received in respect of any Award. There shall be no forfeiture or repayment under this Section 13 (e) following a Change in Control.

f.	Certain Deferrals. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a date later than the date a Performance Share Unit would otherwise become vested and payable. In the event of such a deferral, the deferred Units will be credited with dividend equivalents to be re-invested in additional Units or paid in cash, at the election of the Participant.

g.	Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Eligible Individual, after such Participant’s death, may be exercised.

h.	Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws and, where applicable, the laws of the United States. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

i.	Non-Transferability. Awards under the Plan are not transferable except by will or by the laws of descent and distribution. The Committee may provide that certain Options and Stock Appreciation Rights may be transferred to a Participant’s children or family members, whether directly or indirectly by means of a trust, partnership or otherwise. “Family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. Options and Stock Appreciation Rights shall be exercisable only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to Section 13(i).

j.	Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

P R O X Y è

Proxy Solicited on Behalf of the Board of Directors of

the Corporation for Annual Meeting, April 13, 2005

The undersigned hereby appoints Charles R. Lee, Frank P. Popoff and H. A. Wagner, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation (“UTC”) to be held April 13, 2005, and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the Trustee under any such plan(s) as described in the Proxy Statement. To withhold a vote for any individual, please insert the nominee’s name (or the number provided below) in the blank provided in Item 1 on the reverse of this Proxy Card.

Election of Directors, Nominees:

01) George David	07) Frank P. Popoff
02) Jean-Pierre Garnier	08) H. Patrick Swygert
03) Jamie S. Gorelick	09) André Villeneuve
04) Charles R. Lee	10) H. A. Wagner
05) Richard D. McCormick	11) Christine Todd Whitman
06) Harold McGraw III

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

SEE REVERSE

SIDE

éFOLD AND DETACH HEREé

United Technologies Corporation

Notice Of

Annual Meeting of Shareowners

Wednesday, April 13, 2005

2:00 p.m.

Celeste Bartos Forum

The New York Public Library

Fifth Avenue & 42nd Street

New York, New York

(PLEASE USE ENTRANCE ON 42ND STREET

☒	Please mark your votes as in the example.	1787

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR proposals 2 and 3 and AGAINST proposals 4, 5 and 6, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.

	FOR	WITH- HELD		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1) Election of Directors. (see reverse)	☐	☐	2) Appointment of Independent Auditors	☐	☐	☐	4) Shareowner Proposal Concerning Disclosure of Executive Compensation	☐	☐	☐
Vote for all nominees except:			3) Approval of United Technologies Corporation 2005 Long Term Incentive Plan	☐	☐	☐	5) Shareowner Proposal Concerning Ethical Criteria for Military Contracts	☐	☐	☐
							6) Shareowner Proposal Concerning CEO Compensation	☐	☐	☐

The Board of Directors recommends a vote FOR the election of directors.			The Board of Directors recommends a vote FOR proposals 2 and 3.				The Board of Directors recommends a vote AGAINST proposals 4, 5 and 6.

Signature(s)	The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é  FOLD AND DETACH HERE  é

VOTER CONTROL NUMBER:

VOTE BY TELEPHONE OR VIA THE INTERNET

You may use the telephone or Internet to vote your shares at any time, 24 hours a day, 7 days a week, by using the voter control number indicated above or you may return your Proxy Card by mail.

TO VOTE BY TELEPHONE:	TO VOTE VIA THE INTERNET:	TO VOTE BY MAIL:
On touch tone telephone, call toll-free 1-877-PRX-VOTE (1-877-779-8683). Outside the U.S. and Canada call 1-201-536-8073.	http://www.eproxyvote.com/utx	Return your signed, dated Proxy in the envelope provided.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the Proxy Card. If you choose to vote your shares electronically, there is no need for you to mail back your Proxy Card. Please note that if you wish to attend the Annual Meeting you must still return your white or blue Ticket Request Card.

ONLINE ACCESS TO PROXY MATERIALS. Registered shareowners may sign up at the following website for online access to future annual reports and proxy materials, rather than receiving mailed copies: http://www.econsent.com/utx

THE DIRECT REGISTRATION SYSTEM offers shareowners the ability to register their shares in “book entry” form without having a physical certificate issued. For information, call UTC’s Shareholder Direct information line at 1-800-881-1914.

UTC’S SHAREOWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN provides eligible holders of UTC Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Shareowners should carefully review the Plan Prospectus before investing. For a Plan Prospectus contact EquiServe at 1-800-519-3111.

FOR UTC INFORMATION call our 24-hour-a-day toll-free Shareholder Direct information line, which provides recorded summaries of UTC’s quarterly earnings information and other company news. Callers also may request copies of quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Form 10-K. To access the service, dial 1-800-881-1914. Additional information about UTC can be found at: http://www.utc.com